Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Third Quarter and Nine Months Ended July 31, 2014

WATERTOWN, CT -- (Marketwired - September 15, 2014) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its third quarter and first nine months of fiscal year 2014. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the quarter ending July 31, 2014 increased 5%, to $19.2 million from $18.4 million, for the same quarter in fiscal 2013. The revenue increase was due to increased sales of office products. Gross profit decreased to $9.6 million in the third quarter of 2014 compared to $10.0 million in the third quarter of 2013. Gross profit as a percentage of sales decreased to 50% in the third quarter of 2014 from 54% for the comparable quarter a year ago. The lower gross profit and percentage is attributable to lower margins from the sale of office products. Income from operations in the three months ended July 31, 2014 decreased to $1.3 million from $1.9 million for the comparable quarter a year ago as a result of lower gross profit and higher operating costs. Net income for the quarter ended July 31, 2014 was $566,000 compared to $884,000 in the quarter ended July 31, 2013. The decrease is attributable to higher cost of sales and operating expenses despite higher sales in the third quarter of 2014 as compared to the same period in 2013.

Total sales for the nine months ending July 31, 2014 increased 7%, to $56.2 million from $52.7 million, for the same period in fiscal 2013. Gross profit decreased to $26.7 million in the first nine months of 2014 compared to $27.4 million in the first nine months of 2013. Gross profit as a percentage of sales decreased to 48% in the first nine months of 2014 from 52% for the comparable period a year ago. Similar to the three months discussed above, the revenue increase was due to increased sales of office products and the lower gross profit and percentage is attributable to lower margins from the sale of those products. Income from operations in the nine months ended July 31, 2014 was $879,000 compared to income from operation of $2,041,000 for the same period a year ago. The net loss was $154,000 for the nine months ended July 31, 2014 compared to net income of $327,000 in the nine months ended July 31, 2013. The net loss was attributable to a lower gross margin and higher operating expenses in the first nine months of 2014 as compared to the same period in 2013.

"Our increased sales for the quarter are a result of our competitiveness in the market and the integration of our office products business," stated Peter Baker, President & CEO of Crystal Rock Holdings. "As we build on our sales strength and combat market commoditization, we continue to pursue operational excellence through cost reduction, dynamic service and the quality of the Crystal Rock experience."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                      (Unaudited)           (Unaudited)
                                  Nine Months Ended:    Three Months Ended:
                               ---------------------------------------------
                                 July 31,    July 31,   July 31,   July 31,
                                   2014        2013       2014       2013
                               ----------- ---------------------------------
(000's $)

Sales                           $   56,221  $   52,742 $   19,214 $   18,352

Income from operations          $      879  $    2,041 $    1,290 $    1,870

Net (Loss) Income               $     (154) $      327 $      566 $      884

Basic net earnings (loss) per
 share                          $    (0.01) $     0.02 $     0.03 $     0.04
Diluted net earnings (loss) per
 share                          $    (0.01) $     0.02 $     0.03 $     0.04

Basic Wgt. Avg. Shares Out.
 (000's)                            21,360      21,374     21,360     21,368
Diluted Wgt Avg. Shares Out.
 (000's)                            21,360      21,374     21,360     21,368

Note: This press release contains a forward-looking statement about executing a sales growth plan and decreasing operating costs. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Increasing sales and decreasing operating costs requires a significant investment of money and management time and requires us to develop systems, such as online ordering and automated planning systems, to an extent we have not done previously. In addition, there are uncontrollable factors such as commodity prices and weather that may have a negative influence on cost. There is no assurance we can succeed in achieving either greater sales or cost reduction. We have many competitors, and some are bigger and better capitalized than we are. To the extent that we try to grow business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2013, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15